Exhibit 99.1

 Charles River Laboratories Updates Outlook for Third Quarter of 2005

    WILMINGTON, Mass.--(BUSINESS WIRE)--Sept. 8, 2005--Charles River Laboratories International, Inc. (NYSE:CRL) today said that based upon its current forecast, it expects that for the third quarter ending September 24, 2005, at current exchange rates, its net sales growth and earnings per diluted share will be at the low end, or slightly below, its previous guidance. The Company had stated that it expected net sales growth to be in a range of 58-61%, earnings per diluted share in a range of $0.44 to $0.46, and non-GAAP earnings per diluted share in a range of $0.58 to $0.60. Non-GAAP guidance excludes acquisition-related amortization of intangibles of $13.1 million and compensation charges of $1.3 million. The Company will provide updated guidance for full-year 2005 when it reports third-quarter earnings on October 27, 2005, once September and third-quarter results have been finalized.
    James C. Foster, Chairman, President and Chief Executive Officer said, "Our updated guidance for the third quarter reflects continued softness in demand for Transgenic Services in the United States, increased seasonality in the research models business, particularly in Europe, several preclinical study delays and continued weakness in Interventional and Surgical Services. We are evaluating initiatives to improve operations in some of these businesses."
    Mr. Foster added, "We are pleased that our integration of Inveresk has proceeded on schedule and right in line with our expectations. In addition, our preclinical toxicology business is performing well and our clinical business continues to improve. From a long-term perspective, we continue to see our business strongly positioned as a leading provider to the pharmaceutical and biotechnology industries. Our portfolio of businesses provides pharmaceutical and biotechnology companies the products and services which are essential to their drug discovery and development effort."
    The Company will discuss this press release during its presentation at the Thomas Weisel Healthcare Tailwinds Conference in Boston on Thursday, September 8, at 9:45 a.m. ET. A live webcast of the Company's presentation will be available at ir.criver.com. The webcast replay will be available approximately two hours after the presentation and will remain available until September 15, 2005.

    Use of Non-GAAP Financial Measures

    This press release contains non-GAAP financial measures which exclude, among other items, amortization of intangible assets and other charges related to the Inveresk acquisition. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. We believe that the inclusion of non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release, and can also be found on the Company's website at ir.criver.com.

    Caution Concerning Forward-Looking Statements. This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are based on Charles River's current expectations and beliefs, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: challenges arising from the acquisition and integration of Inveresk Research Group; a decrease in research and development spending or a decrease in the level of outsourced services; acquisition integration risks; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on March 9, 2005, with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

    About Charles River Laboratories

    Charles River Laboratories, based in Wilmington, Massachusetts, is a global provider of solutions that advance the drug discovery and development process. Our leading-edge products and services are designed to enable our clients to bring drugs to market faster and more efficiently. Backed by our rigorous, best-in-class procedures and our proven data collection, analysis and reporting capabilities, our products and services are organized into three categories spanning every step of the drug development pipeline: Research Models and Services, Preclinical Services, and Clinical Services. Charles River's customer base includes all of the major pharmaceutical companies and many biotechnology companies, government agencies and leading hospitals and academic institutions. Charles River's 8,000 employees serve clients in more than 50 countries. For more information on Charles River, visit our website at www.criver.com.

    CONTACT: Charles River Laboratories International, Inc.
             Susan E. Hardy, 978-658-6000 Ext. 1616
             Director, Investor Relations